Exhibit 10.1

SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010

The name of this plan is the Synovus Financial Corp. Employee Stock Purchase Plan (the “Plan”). The purpose of the Plan is to enable Synovus and its subsidiaries to provide their employees a convenient means of purchasing, by means of voluntary payroll deductions and 50% matching contributions from the Participating Employers, shares of Synovus Common Stock on the open market, and to thereby promote interest in its success and growth and to encourage continuity of employment among its employees.

ARTICLE I

DEFINITIONS

A. Affiliate of Synovus: Subsidiaries of Synovus.

B. Agent: BNY Mellon Shareowner Services and any duly appointed successor Agent of the Plan.

C. Beneficiary Designation Election: The election which a Participant makes to designate the Participant’s beneficiary to receive his or her interest in the Plan in the event of Participant’s death prior to receipt thereof.

D. Company: Synovus Financial Corp.

E. Compensation: The base salary or wages paid to a Participant by a Participating Employer, including commissions for those Participants who are paid solely on the commission basis (unless a Participant’s written Employment Agreement (if any)

with Synovus or any affiliate company of Synovus establishes a contractual limitation for such Participant, in which case “Compensation” for such Participant would be as defined in such written Employment Agreement), but excluding bonuses, incentive bonuses, overtime pay or amounts contributed by a Participating Employer to this or any other non-qualified plan or trust, to any qualified plan or trust within the meaning of Sections 401(a) and 501 of the Internal Revenue Code of 1986, as amended (the “Code”), including, but not limited to, the Synovus Profit Sharing, 401(k) Savings and Money Purchase Pension Plans, or such other qualified employee benefit, fringe benefit or welfare benefit plan Synovus or a Participating Employer may hereafter adopt.

F. Deduction Date: The payroll date upon which bi-weekly Participant payroll deductions and bi-weekly Participating Employer contributions to the Plan shall be made.

G. Effective Date of the Plan: October 15, 1984.

H. Eligible Employee: Any employee of a Participating Employer who has been regularly scheduled to work twenty (20) hours per week or more for any Participating Employer for a period of ninety (90) calendar days or more. Employment includes authorized leaves of absence and all uninterrupted periods of employment by one or more Participating Employers.

I. First Deduction Date: The first Deduction Date of an Eligible Employee following ninety (90) calendar days of employment.

J. Participant: An Eligible Employee who shall have become a Participant in the Plan by making a Payroll Deduction Authorization Election and (i) whose participation in the Plan shall not have been terminated in accordance with Article XIII or XIV of the Plan, or (ii) who shall have been reinstated as a Participant in the Plan in accordance with Article II of the Plan.

K. Participating Employer: Synovus or any Affiliate of Synovus which has elected to participate in the Plan.

L. Payroll Deduction Authorization Election: The election which each Eligible Employee must make to become a Participant or to change participation in the Plan, whether such election is made telephonically, electronically or otherwise as authorized by Synovus. This election shall contain, in addition to other pertinent payroll deduction information, the Participant’s appointment of the Agent to provide for the acquisition of Synovus Common Stock for his or her benefit under the Plan.

M. Plan: The Synovus Financial Corp. Employee Stock Purchase Plan (As Amended and Restated).

N. Plan Year: The period commencing on January 1st of each year and ending on December 31st of each year.

O. Stock Share Account: The separate account which is required to be established and maintained with respect to each Participant for the purpose of recording Synovus Common Stock purchased and allocated for the Participant under the Plan.

P. Synovus: Synovus Financial Corp., the sponsor and administrator of the Plan.

Q. Synovus Common Stock: The shares of common stock of the par value of $1.00 per share of Synovus, and any shares which may be issued and exchanged for or upon a change of such shares whether in subdivision or in combination thereof and whether as a part of a classification or reclassification thereof, or otherwise.

ARTICLE II

PARTICIPATION

Any Eligible Employee of a Participating Employer may initially become a Participant in the Plan by making a Payroll Deduction Authorization Election to do so.

An Eligible Employee of a Participating Employer whose participation in the Plan has been terminated pursuant to Article XIII of the Plan may reinstate his or her participation in the Plan by making a new Payroll Deduction Authorization Election to do so.

ARTICLE III

PARTICIPANT PAYROLL DEDUCTIONS

Participants may contribute to the Plan only through Participant payroll deductions. Participant payroll deductions shall be made as a percentage of Compensation. Participant payroll deductions may not be less than one percent of a Participant’s Compensation, and the maximum deduction may not exceed the maximum percentage of Compensation limitations set forth hereinbelow, except that Participants who are paid solely on the commission basis shall be allowed to contribute to the Plan only by Participant payroll deductions based on a percentage of Compensation.

The maximum percentage of Compensation for Participant payroll deductions shall be based on the following:

(a)	The Participant’s Compensation; and

(b)	The Participant’s period of employment with a Participating Employer during which period the Participant has been regularly scheduled to work twenty (20) hours per week or more, according to the following schedule:

Participant’s Period of Employment	Maximum Percentage of Compensation for Participant Payroll Deductions
At least three months, but less than one year	3%
At least one year, but less than five years	5%
At least five years, but less than ten years	6%
Ten years or more	7%

A Participant with no service breaks that exceed twelve (12) months shall be given credit for all of his or her periods of employment with one or more Participating Employers for the purpose of determining the maximum percentage of Compensation for the Participant’s payroll deduction, including, but not limited to, (i) a transfer of employment from one Participating Employer to another Participating Employer and (ii) all previous periods of employment with any Participating Employer by an Eligible Employee. A Participant who has a break in service which exceeds twelve (12) months shall not receive credit for employment prior to such break in service.

If a Participant’s employment is transferred to an Affiliate of Synovus which is not a Participating Employer, such Participant shall receive credit for any amounts previously contributed to his or her Stock Share Account on behalf of the Participant; however, such Participant’s participation in the Plan shall be suspended during the period of his or her employment by such non-participating Affiliate of Synovus. Such Participant shall continue to receive dividends, stock splits, voting rights, and any other such benefit afforded through ownership of Synovus Common Stock received under the Plan.

Participant payroll deductions shall be made only on Deduction Dates.

A Participant may increase, decrease or temporarily suspend his or her Participant payroll deductions by making a Payroll Deduction Authorization Election. Such increase, decrease or temporary suspension will be effective as promptly as practicable. Participant payroll deductions may be terminated pursuant to Article XIII hereof. As promptly as practicable on or after each Deduction Date, each Participating Employer shall remit each Participant’s payroll deduction to the Agent of the Plan.

ARTICLE IV

PARTICIPATING EMPLOYER CONTRIBUTIONS

Participating Employers shall make contributions to the Plan for each of their employees who are Participants in the Plan equal to fifty percent (50%) of the amount of each such Participant’s payroll deduction to the Plan.

Participating Employer contributions shall be made on Deduction Dates. As promptly as practicable on or after each Deduction Date, Participating Employers will remit their contributions to the Administrator of the Plan.

As Participating Employer contributions to the Plan must be treated by the Participants for whom such contributions are made as compensation income, such amounts will be reflected on the payroll voucher of such Participants as additional compensation income paid by the Participating Employers to such Participants, and such amounts will in turn appear on the payroll vouchers of such Participants as having been withheld from their pay by the Participating Employers to reflect the Participating Employers’ contributions made to the Plan for the benefit of such Participants, and the Participating Employers shall withhold additional State and Federal income taxes and Social Security taxes from the pay of such Participants to cover such amount, all at the times Participant payroll deductions are withheld. This information will be included in the Form W-2 furnished annually by the Participating Employers to Participants in the Plan.

ARTICLE V

ADMINISTRATION OF PLAN

The Plan shall be administered by Synovus, with assistance from each of the Participating Employers. Synovus may, from time to time, adopt rules and regulations not inconsistent with the Plan for carrying out the Plan or for providing for any and all matters not specifically covered herein.

The functions and duties of Synovus as Administrator of the Plan, in general, are as follows:

(a)	To make provision for payment of contributions to the Agent of the Plan.

(b)	To establish rules for the administration and to construe the terms of the Plan, including, but not limited to, the discretionary authority to determine eligibility for participation in the Plan, a Participant’s Period of Employment and the maximum percentage of Compensation for Participant payroll deductions, which rules for administration and construction of terms will apply to all Participants similarly situated.

(c)	To develop rules and procedures for making Participant elections or changes in connection with the Plan.

(d)	To maintain, with the assistance of the Agent, records, including, but not limited to, those with respect to Participating Employer contributions, Participant payroll deductions and dividends paid to the Agent.

(e)	To file with the appropriate governmental agencies any and all reports and notifications required of the Plan and to provide all Participants and beneficiaries with any and all reports and notifications to which they are by law entitled.

(f)	To engage a certified public accountant to perform an annual audit of the Plan.

(g)	To give prompt notification to the Agent of the Plan of the effectiveness, and the initiation of proceedings which would result in the termination of effectiveness, of the registration, exemption or qualification of the Plan and/or the Synovus Common Stock offered thereunder under applicable federal and state securities laws.

(h)	To receive and to promptly forward to the Agent of the Plan the written requests of Participants for the issuance to any third party of shares or cash, if applicable, for all or part of the full number of shares of Synovus Common Stock in such Participants’ Stock Share Accounts.

(i)	To perform any and all other functions reasonably necessary to administer the Plan.

Synovus shall indemnify each employee of Synovus and the Participating Employers involved in the administration of the Plan against all costs, expenses and liabilities, including attorney’s fees, incurred in connection with any action, suit, or proceeding instituted against such employee alleging any act or omission or commission performed by such employee while acting in good faith in discharging his or her duties with respect to the Plan. This indemnification is limited to the extent such costs and expenses are not covered under insurance as may be now or hereafter provided by Synovus or the appropriate Participating Employer.

ARTICLE VI

AGENT OF THE PLAN

The Agent of the Plan shall be BNY Mellon Shareowner Services and any duly appointed successor Agent of the Plan.

The Agent of the Plan shall receive all contributions made by the Participating Employers and Participants in cash only. All contributions so received (hereinafter referred to as the “Fund”), shall be held, managed, and administered pursuant to the terms of the Plan. No part of the Fund shall be used for or diverted to purposes other than for the exclusive benefit of the Participants and former Participants in the Plan.

Any Agent of the Plan may be removed by Synovus at any time with or without cause. Any Agent of the Plan may resign at any time upon 120 days notice in writing to Synovus. Upon removal or resignation of such Agent, Synovus shall appoint a successor Agent of the Plan who shall have the same powers and duties as those conferred upon the original Agent hereunder. Upon acceptance of such appointment by the successor Agent, the predecessor Agent shall assign, transfer, and pay over to such successor Agent the funds and properties then constituting the Fund and any and all records it might have with regard to the Fund and the administration of the Fund.

Any corporation into which any corporate agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which any corporate agent may be a party, or any corporation to which all or substantially all of the business of any corporate agent may be transferred, shall be the successor of such agent without the filing of any instrument or performance of any further act.

The Agent of the Plan shall have the following powers and authority in the administration and investment of the Fund:

(a)	To purchase for the benefit of the Participants in the Plan shares of Synovus Common Stock in its name as Agent of the Plan, to receive the shares of Synovus Common Stock previously acquired under the existing Plan and to retain the same and to cause the shares of Synovus Common Stock held as part of the Fund to be allocated, reallocated, and disposed of pursuant to the terms of the Plan.

(b)	To cause any Synovus Common Stock held as part of the Fund to be registered in the Agent’s own name or in the name of one or more nominees, but the books and records of the Agent shall at all times show that all such investments are part of the Fund.

(c)	To keep such portion of the Fund in cash or cash balances as the Agent, from time to time, may in its sole discretion deem to be in the best interests of the Participants in the Plan without liability for interest thereon.

(d)	To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments as may be necessary or appropriate to carry out the powers herein granted.

(e)	To employ subagents to engage in the actual open market purchase of Synovus Common Stock for the benefit of the Participants in the Plan.

(f)	To do all such acts, take all such proceedings, and exercise all such rights and privileges, although not specifically mentioned herein, as the Agent of the Plan may deem necessary or desirable to administer the Fund, and to carry out and satisfy the purposes and intent of the Plan.

The Agent shall keep accurate and detailed accounts of all receipts, disbursements, and other transactions hereunder, including, but not limited to, Participant payroll deductions received, Participating Employer contributions received, dividends and other distributions received, and Synovus Common Stock purchased, allocated and held for, and Synovus Common Stock distributed to, Participants hereunder. All accounts, books, and records relating to such transactions shall be open to inspection and audit at all reasonable times by any person designated by Synovus.

On or before the fifteenth day following the close of each month or upon such other reporting schedules and for such other reporting periods as Synovus and the Agent of the Plan shall agree, the Agent shall file with Synovus a written report setting forth all receipts, disbursements, and other transactions effected during such preceding month or reporting period, and setting forth the current status of the Fund.

ARTICLE VII

STOCK PURCHASE

The Agent of the Plan shall use the funds in the Plan to purchase shares of Synovus Common Stock in the open market for the benefit of the Participants in the Plan.

In the event that the Agent retains the services of subagents to make such purchases of shares of Synovus Common Stock, such subagents shall not be controlled by, controlling or under common control with Synovus or its affiliates. Neither Synovus nor any of its affiliates shall have, nor exercise, directly or indirectly, any control or influence over the times when, or the prices at which, the Synovus Common Stock may be purchased by the Agent or any subagents, the amounts of Synovus Common Stock to be so purchased or the manner in which such Synovus Common Stock is to be purchased. The Agent may retain the services of said subagents only upon the execution of subagency agreements by and between the Agent and subagents which set forth terms and conditions not materially different from those contained herein with regard to the purchase of Synovus Common Stock.

Neither the Agent of the Plan, Synovus nor any subagent retained by the Agent shall have any responsibility as to the value of Synovus Common Stock acquired under the Plan. The duties of the Agent and any subagent to cause the purchase of Synovus Common Stock under the Plan shall be subject to any and all legal restrictions or limitations imposed at any time by governmental authority, including, but not limited to, the Securities and Exchange Commission, and shall be subject to any other restrictions, limitations or considerations deemed valid by such Agent or any subagent. Accordingly, neither the Agent of the Plan, Synovus nor any subagent shall be liable in any way if, as a result of such restrictions, limitations or considerations, the whole amount of funds available under the Plan for the purchase of Synovus Common Stock is not applied to the purchase of such shares at the time herein otherwise provided or contemplated.

ARTICLE VIII

ALLOCATION OF STOCK

As promptly as practical after each purchase by the Agent (or any subagents) of Synovus Common Stock for the benefit of the Participants in the Plan, the Agent of the Plan shall determine the average cost per share of all shares so purchased. The Agent shall then ratably allocate such shares to the Stock Share Accounts of the Participants, charging each such Participant with the average cost, including transactional costs, of the shares so allocated. Full shares and fractional share interests in one share (to four decimal places) shall be allocated.

ARTICLE IX

ISSUANCE OF SHARES OF SYNOVUS COMMON STOCK AND/OR CASH

A Participant may request that the Agent issue shares or sell shares for all or a part of the full number of shares of Synovus Common Stock in a Participant’s Stock Share Account. As promptly as practicable, in accordance with and after receipt by the Agent of such Participant’s request, the Agent will (1) issue such shares to such Participant, to a Synovus Dividend Reinvestment and Direct Stock Purchase Plan account, or to any person or brokerage account designated in writing by such Participant; or (2) sell all or the specified number of shares, deduct brokerage commissions and a transaction charge, and issue a check made payable to the Participant or deposit the net proceeds directly to the account specified by the Participant. The Agent will notify the Administrator of such issuance or sale of shares. The Participant request must clearly indicate the number of shares to be issued or sold, or specify that all shares held in such Participant’s Stock Share Account are to be issued or sold. If administratively practicable, the Participant request may specify a sales price limit (i.e., a limit order).

ARTICLE X

DIVIDENDS AND DISTRIBUTIONS

Stock dividends and stock splits received by the Agent of the Plan will be allocated by such Agent to each Participant’s Stock Share Account to the extent that such stock is attributable to the allocated Synovus Common Stock in such Participant’s Stock Share

Account. Cash dividends received by the Agent of the Plan shall be used to acquire additional shares of Synovus Common Stock pursuant to the provisions of the Plan, and such shares so acquired will be allocated ratably to the Stock Share Accounts of Participants.

ARTICLE XI

VOTING RIGHTS

Each Participant in the Plan shall have the rights and powers of ordinary shareholders with respect to the shares of Synovus Common Stock in such Participant’s Stock Share Account, including, but not limited to, the right to vote such shares. Synovus shall deliver or cause to be delivered to the Participants in the Plan at the time and in the manner such materials are sent to Synovus shareholders generally all reports, proxy solicitation materials and all other disclosure type communications distributed to Synovus shareholders generally.

ARTICLE XII

REPORTS TO PARTICIPANTS

As soon as practical following the end of each Plan Year, or more often and as often as Synovus may elect, Synovus and/or the Agent of the Plan shall send to each Participant a written report of all transactions for his or her benefit under the Plan for such Plan Year.

ARTICLE XIII

TERMINATION OF PARTICIPATION IN PLAN

A Participant may terminate his or her participation in the Plan by making a Payroll Deduction Authorization Election to do so. Such termination will be effective as promptly as practicable. As promptly as practicable, the Agent of the Plan, will, in accordance with the instructions of such former Participant, (1) issue the number of shares of Synovus Common Stock allocated to his or her Stock Share Account to the Participant’s Synovus Dividend Reinvestment and Direct Stock Purchase Plan Account or other person or brokerage account designated by the Participant in writing; or (2) issue a check made payable to the Participant or deposit directly to an account specified by the Participant the net cash proceeds from the sale of such shares, after deduction of brokerage commissions and a transaction charge. The Agent will notify the Administrator of such issuance or sale of shares. If a Participant terminates his or her participation in the Plan, such Participant may re-enter the Plan by making a new Payroll Deduction Authorization Election pursuant to Article II.

Assignments or pledges of any interests under the Plan are not allowed.

ARTICLE XIV

TERMINATION OF EMPLOYMENT

Participation in the Plan shall automatically terminate without notice upon termination of the Participant’s employment with a Participating Employer whether by death, retirement or otherwise, except that a Participant whose employment is transferred to an Affiliate of Synovus that is not a Participating Employer may elect to maintain his or her Stock Share Account in the Plan as an inactive account with no payroll deductions or Participating Employer contributions. If termination is other than by death, the Agent of the Plan will, in accordance with the Participant’s instructions, as promptly as practical, (1) issue the number of shares of Synovus Common Stock allocated to his Stock Share Account and not previously distributed to the Participant or to the Participant’s Synovus Dividend Reinvestment and Direct Stock Purchase Plan Account or other person or brokerage account designated by the Participant in writing; or (2) issue a check made payable to the Participant or deposit directly to an account specified by the Participant the net cash proceeds from the sale of such shares, after deduction of brokerage commissions and a transaction charge. The Agent will notify the Administrator of such issuance or sale of shares. If no such instructions are provided by the former Participant within 60 days following the date of such termination, the shares will be delivered to the Participant’s Dividend Reinvestment and Direct Stock Purchase Plan Account.

If termination is by reason of death, the Agent will, as promptly as practical and after notification to the Administrator, in accordance with the instructions of the former Participant’s beneficiary or designated in his or her Beneficiary Designation Election, where reasonably practicable, (1) issue the number of shares of Synovus Common Stock allocated to the former Participant’s Stock Share Account and not previously distributed to such beneficiary or to such beneficiary’s Synovus Dividend Reinvestment and Direct Stock Purchase Plan Account or other brokerage account designated by such beneficiary in writing, or (2) issue a check to such beneficiary or deposit directly into an account specified by such beneficiary the net cash proceeds from the sale of such shares, after deduction of brokerage commissions and a transaction charge.

ARTICLE XV

EXPENSES

Synovus shall bear the cost of administering the Plan, including any transfer taxes incurred in transferring the Synovus Common Stock from the Plan to the Participants. Any broker’s fees, commissions or other transaction costs actually incurred will be included in the cost of Synovus Common Stock to Participants. However, if a Participant requests overnight delivery or other special delivery or handling services in connection with the Synovus Common Stock held in the Participant’s Stock Share Account, the cost of such delivery or services will be charged to the Participant by the Agent.

ARTICLE XVI

LIMITATION ON THE SALE OF STOCK

No Synovus Common Stock will be offered or sold under the Plan to any Eligible Employee in any state where the sale of such stock is not permitted under the applicable laws of such state. For purposes of this Article XVI, the offering or sale of stock is not permitted under the applicable laws of a state if, inter alia, the securities laws of such state would require the Plan and/or the Synovus Common Stock offered pursuant thereto, to be registered in such state and the Plan and/or Synovus Common Stock is not registered therein.

ARTICLE XVII

AMENDMENT, TERMINATION AND SUSPENSION OF THE PLAN

Synovus reserves the right to amend the Plan at any time; however, no amendment shall affect or diminish any Participant’s right to the benefit of contributions made by such Participant or Synovus prior to the date of such amendment, and no amendment shall affect the authority, duties, rights, liabilities or indemnities of the Agent of the Plan without the Agent’s prior written consent.

Synovus reserves the right to terminate the Plan. In such event, there will be no further Participant payroll deductions and no further Participating Employer contributions, but the Agent of the Plan will endeavor to make purchases of Synovus Common Stock out of available funds and will allocate such Stock to the Stock Share Accounts of Participants in the usual manner. Upon termination of the Plan, distribution of Synovus Common Stock and any cash held as part of the Fund shall be governed by the provisions of Article XIV hereof.

Synovus reserves the right to suspend Participating Employer contributions to the Plan if Synovus’ Board of Directors determines that the financial condition of Synovus warrants such suspension. Such suspension shall remain in effect until such time as Synovus’ Board of Directors determines that the financial condition of Synovus warrants the restoration of the Plan to full active status. During the time Participating Employer contributions are suspended, Synovus’ Board of Directors shall determine whether Participant payroll deductions are to be continued or suspended. If Synovus’ Board of Directors permits the continuance of Participant payroll deductions, each Participant may elect to continue or suspend Participant payroll deductions on his or her own behalf. If the Participant elects to continue to make Participant payroll deductions while Participating Employer contributions are suspended, the Participating Employers shall be under no obligation at any future date to make Participating Employer contributions with respect to such Participant’s payroll deductions made during such period of suspension. During any period of suspension, under this Article XVII, the Plan shall continue normal operation to the extent practical.

ARTICLE XVIII

SUSPENSION OR TERMINATION IF

STOCK PURCHASE IS PROHIBITED

In addition to all rights to terminate or suspend the Plan otherwise reserved herein, it is understood that the Plan may be suspended or terminated at any time or from time to time by Synovus’ Board of Directors if the Plan’s continuance would, for any reason, be prohibited under any applicable federal and state law even though such prohibition arises because of some act on the part of Synovus, including, but not limited to, Synovus’ engaging in a distribution of securities. If the Plan is suspended under this Article XVIII, no Participating Employer contributions or Participant payroll deductions shall be made and no Synovus Common Stock shall be purchased until the Plan is restored to an active status. If the Plan is terminated pursuant to this Article XVIII, there shall be no further Participant payroll deductions and no further Participating Employer contributions and there shall be no additional purchases of Synovus Common Stock. Upon termination of the Plan pursuant to this Article XVIII, distribution of Synovus Common Stock and any cash held as part of the Fund shall be governed by the provisions of Article XIV hereof.

ARTICLE XIX

CONSTRUCTION

This Plan shall be governed by and construed under the laws of the State of Georgia.

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